 Exhibit 99.1

Corporate Contact:
Matthew E. Oakes
Paybox Corp
954-510-3750
investorrelations@gopaybox.com
FOR IMMEDIATE RELEASE

PAYBOX ANNOUNCES RECORD DATE AND MEETING DATE FOR SPECIAL MEETING

FORT LAUDERDALE, FL – April 11, 2017 – Paybox Corp (OTCQB:PBOX), provider of the PAYBOX® unified working capital management platform, today announced that it has established a record date of April 11, 2017 for its special meeting of stockholders (the “Special Meeting”) to be held to consider and vote upon a proposal to approve a reverse stock split. The Special Meeting will be held at the offices of Marcum LLP, 450 East Las Olas Boulevard, Ninth Floor, Fort Lauderdale FL 33301, on Wednesday, May 3, 2017, at 10:00 A.M. EST. The proposed reverse stock split is in the ratio of 1:200, and stockholders holding less than 200 shares would be cashed out at a price of $0.40 per share.

Additional Information about the Proposal and Where to Find It

In connection with the Proposal, the Company has filed with the Securities Exchange Commission (“SEC”), and will mail to stockholders of record of the Company as of April 11, 2017, a definitive proxy statement in connection with its solicitation of proxies for the Special Meeting. This press release does not contain all the information that should be considered concerning the reverse stock split proposal. It is not intended to provide the basis for any investment decision or any other decision in respect to the proposal. The Company’s stockholders and other interested persons are advised to read the definitive proxy statement, and the Company’s Schedule 13E-3 and related exhibits filed with the SEC in connection with the Company’s solicitation of proxies for the Special Meeting, as these materials contain important information about the Company and the Proposal. Stockholders can also obtain copies of the definitive proxy statement and other documents filed with the SEC, without charge, at the SEC’s web site at www.sec.gov, or by directing a request to: Matthew Oakes, Chief Executive Officer, Paybox Corp, 500 East Broward Boulevard, Suite 1550, Ft. Lauderdale, FL 33394.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Proposal. Information regarding the special interests of these directors and executive officers in the Proposal is included in the definitive proxy statement. Additional information regarding the directors and executive officers of the Company is also included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which is available free of charge at the SEC web site at www.sec.gov and at the address described above.

About PAYBOX Corp

PAYBOX® provides a powerful platform for unified working capital management that facilitates over $160 billion worth of transactions annually between more than 375,000 companies worldwide. PAYBOX Corp’s clients include IBM, Siemens, HP Enterprises, Saint Gobain, Carlson, and one of the world’s largest financial institutions. The flagship component of PAYBOX’s unified working capital management platform is PAYBOX® Cloud, which offers robust and secure Accounts Payable and Receivables solutions that seamlessly integrate with a company’s ERP system. Paper, manual processes and customer/client invoice inaccuracies and associated resolution costs are eliminated, while improving working capital and customer satisfaction. Learn more at www.gopaybox.com.